EXHIBIT 99.1

Bion’s Kreider Farms Installation Reaches Milestone: 70% Nitrogen Removal

April 26, 2012. New York, New York. Bion Environmental Technologies, Inc. (OTC BB/QB: BNET) announced today that the Company’s Kreider Farms Dairy installation successfully achieved its performance goal of 70% removal of dairy waste nitrogen loading during the latest round of sampling and testing.

Bion completed its aerobic reaction impact evaluation and corrective action was taken to address these impacts in January 2012.  Since February, Bion has focused its system operation on maximizing the system`s nutrient capture efficiencies.

The Bion system achieved 72% nitrogen removal efficiency (nitrogen measured as TKN or total Kjeldahl nitrogen) under steady nitrogen loading for the period of March 14 thru March 21, 2012. The increased system performance was primarily due to a substantial increase in nitrogen removal in the bioreactor between the testing periods ending late January and March 21.

Since the March testing period, Bion has increased daily system nitrogen loading and will continue to collect and analyze data at the higher nitrogen loading.  In addition, Bion will be working towards completing its proposed technology upgrade assessments.

______________________________________________________

Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion’s process simultaneously recovers cellulosic biomass from the waste stream that can be used to produce renewable energy.

Bion recently installed its next-generation dairy waste treatment system at Kreider Dairy Farms, a 1,200 cow dairy facility in Lancaster County, Pennsylvania.  The system was installed to reduce ammonia emissions and nitrogen and phosphorus discharges, as well as greenhouse gases, odors, pathogens and other pollutants that impact both the Chesapeake Bay and local waters.  For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct